As filed with the Securities and Exchange Commission on February 6, 2015

Registration No. 333-201438

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVENUE FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	6022	20-5556885
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number) 111 10th Avenue South, Suite 400 Nashville, TN 37203 (615) 736-6940	(IRS Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald L. Samuels

Chief Executive Officer

Avenue Financial Holdings, Inc.

111 10th Avenue South, Suite 400

Nashville, TN 37203

(615) 736-6940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John W. Titus Paul S. Ware Bradley Arant Boult Cummings LLP 1600 Division Street, Suite 700 Nashville, TN 37203 (615) 252-2341	Frank M. Conner III Michael P. Reed Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001 (202) 662-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment is to file certain exhibits to the registration statement as indicated in Item 16(a) of Part II of this Amendment. This Amendment does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, of the sale of our common stock, no par value, are as follows:

Securities and Exchange Commission fee	$4,343
FINRA filing fee	4,500
Nasdaq listing fees and expense	125,000
Transfer agent and registrar fees and expenses	5,000
Legal fees and expenses	284,322
Accounting fees and expenses	534,835
Printing fees	100,000
Blue sky fees and expenses	2,000
Miscellaneous	15,000

Total	$1,075,000

Item 14. Indemnification of Directors and Officers.

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him, or (iii) such officer or director breached his duty of care to the corporation.

Consistent with the laws of the state of Tennessee, our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by law against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit, or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the corporation or such other corporation. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, these bylaws, any agreement, vote of shareholders, or otherwise.

Our charter states that to the fullest extent permitted by the TBCA, a director of the corporation shall not be liable to the corporation for monetary damages for breach of fiduciary duty as a director. Additionally, our bylaws further provide that no director or officer shall be liable for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director or officer of the corporation in good faith if such person exercised or used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs.

The above is a general summary of certain indemnity provisions of the TBCA and is subject, in all cases, to the specific and detailed provisions of the sections referenced herein.

We maintain directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. §1828(k).

Item 15. Recent Sales of Unregistered Securities.

Within the past three years, we have engaged in the following transactions that were not registered under the Securities Act.

On December 29, 2014 we issued our fixed / floating rate subordinated notes due 2024 in a private placement to qualified institutional buyers. The aggregate principal amount of the fixed / floating rate subordinated notes issued in this private placement was $20.0 million. Keefe, Bruyette & Woods, Inc. served as placement agent for this transaction and was paid a placement fee of 2.0% of the gross proceeds from the issuance. The issuance and sale of these subordinated notes were made in reliance upon exemption from the registration requirements under Section 4(a)(2) of the Securities Act, including the safe harbors established in Regulation D, for a transaction by an issuer not involving a public offering.

During the past three years, we have issued a total of 195,794 shares of our common stock to employees in the form of restricted share grants pursuant to compensatory plans and a total of 45,056 shares of our common stock to members of our board of directors as part of our director compensation plan. In addition, during the past three years, we have granted a total of 59,000 stock options pursuant to our 2007 Stock Option Plan to new employees. No underwriter or placement agent was involved in the issuance of sale of any of these securities, and no underwriting discounts or commissions were paid. The issuance and sale of the securities described above were made in reliance upon exemptions from registration requirements under Section 4(a)(2) of the Securities Act and pursuant to Rule 701.

Item 16. Exhibits.

(a) Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1	Restated Charter of Avenue Financial Holdings, Inc.†

3.2	Amended and Restated Bylaws of Avenue Financial Holdings, Inc.†

4.1	Form of Common Stock Certificate

4.2	Small Business Lending Fund – Securities Purchase Agreement dated September 15, 2011 between the Secretary of the Treasury and Avenue Financial Holdings, Inc.†

4.3	Investor Rights Agreement between First American Financial Holdings, Inc. and Goldman, Sachs & Co., dated February 15, 2007†

4.4	First American Financial Holdings Inc Common Stock Placement Agreement with Keefe Bruyette & Woods, Inc, dated February 15, 2007†

4.5	Corporate Governance Agreement between Avenue Financial Holdings Inc. and Patriot Financial Partners II, L.P., dated January 16, 2015†

5.1	Opinion of Bradley Arant Boult Cummings LLP†

10.1	2007 Stock Option Plan†

10.2	2012 Long-Term Incentive Plan†

10.3	2012 Restricted Stock Plan for Non-Employee Directors†

10.4	Amended and Restated Employment Agreement between Avenue Financial Holdings, Inc. and Ronald L. Samuels†

10.5	Amended and Restated Employment Agreement between Avenue Financial Holdings, Inc. and G. Kent Cleaver†

10.6	Amended and Restated Employment Agreement between Avenue Financial Holdings, Inc. and E. Andrew Moats†

10.7	Amended and Restated Employment Agreement between Avenue Financial Holdings, Inc. and Barbara J. Zipperian†

10.8	Supplemental Executive Retirement Plan Agreement between Avenue Bank and Ronald Samuels, dated October 26, 2007†

10.9	Supplemental Executive Retirement Plan Agreement between Avenue Bank and Kent Cleaver, dated October 26, 2007†

10.10	Supplemental Executive Retirement Plan Agreement between Avenue Bank and Barbara Zipperian, dated October 19, 2007†

10.11	Form of Note Purchase Agreement, dated as of December 22, 2014, by and among Avenue Financial Holdings, Inc. and the purchasers of Subordinated Notes†

10.12	Form of Avenue Financial Holdings, Inc. Fixed/Floating Rate Subordinated Note, due 2024†

21.1	Subsidiaries of Avenue Financial Holdings, Inc.†

23.1	Consent of Bradley Arant Boult Cummings LLP (contained in Exhibit 5.1)†

23.2	Consent of KPMG LLP

24.1	Power of attorney (included on signature page)†

†	Previously filed.

(b) Financial Statement Schedules. None.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)	For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on the 6th day of February, 2015.

AVENUE FINANCIAL HOLDINGS, INC.

By:	/s/ Ronald L. Samuels
Ronald L. Samuels
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald L. Samuels
Ronald L. Samuels	Chairman and Chief Executive Officer (Principal Executive Officer)	February 6, 2015

*
Barbara Zipperian	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 6, 2015

/s/ G. Kent Cleaver G. Kent Cleaver	President, Director and Chief Operating Officer	February 6, 2015

* Marty Dickens	Director	February 6, 2015

* David G. Anderson	Director	February 6, 2015

* Agenia Clark	Director	February 6, 2015

Signature	Title	Date

* Joseph C. Galante	Director	February 6, 2015

* Steve Moore	Director	February 6, 2015

* David Ingram	Director	February 6, 2015

* Ken Robold	Director	February 6, 2015

* Patrick G. Emery	Director	February 6, 2015

* Karen Saul	Director	February 6, 2015

* James F. Deutsch	Director	February 6, 2015

*	Pursuant to the power of attorney previously included in the Registrant’s Registration Statement on Form S-1 filed on January 9, 2015 and Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed January 23, 2015

By:	/s/ G. Kent Cleaver
G. Kent Cleaver Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1	Restated Charter of Avenue Financial Holdings, Inc.†

3.2	Amended and Restated Bylaws of Avenue Financial Holdings, Inc.†

4.1	Form of Common Stock Certificate

4.2	Small Business Lending Fund – Securities Purchase Agreement dated September 15, 2011 between the Secretary of the Treasury and Avenue Financial Holdings, Inc.†

4.3	Investor Rights Agreement between First American Financial Holdings, Inc. and Goldman, Sachs & Co., dated February 15, 2007†

4.4	First American Financial Holdings Inc Common Stock Placement Agreement with Keefe Bruyette & Woods, Inc, dated February 15, 2007†

4.5	Corporate Governance Agreement between Avenue Financial Holdings Inc. and Patriot Financial Partners II, L.P., dated January 16, 2015†

5.1	Opinion of Bradley Arant Boult Cummings LLP†

10.1	2007 Stock Incentive Plan†

10.2	2012 Long-Term Incentive Plan†

10.3	2012 Restricted Stock Plan for Non-Employee Directors†

10.4	Amended and Restated Employment Agreement between Avenue Financial Holdings, Inc. and Ronald L. Samuels†

10.5	Amended and Restated Employment Agreement between Avenue Financial Holdings, Inc. and G. Kent Cleaver†

10.6	Amended and Restated Employment Agreement between Avenue Financial Holdings, Inc. and E. Andrew Moats†

10.7	Amended and Restated Employment Agreement between Avenue Financial Holdings, Inc. and Barbara J. Zipperian†

10.8	Supplemental Executive Retirement Plan Agreement between Avenue Bank and Ronald Samuels, dated October 26, 2007†

10.9	Supplemental Executive Retirement Plan Agreement between Avenue Bank and Kent Cleaver, dated October 26, 2007†

10.10	Supplemental Executive Retirement Plan Agreement between Avenue Bank and Barbara Zipperian, dated October 19, 2007†

10.11	Form of Note Purchase Agreement, dated as of December 22, 2014, by and between Avenue Financial Holdings, Inc. and the purchasers of Subordinated Notes†

10.12	Form of Avenue Financial Holdings Inc. Fixed/Floating Rate Subordinated Note, due 2024†

21.1	Subsidiaries of Avenue Financial Holdings, Inc.†

23.1	Consent of Bradley Arant Boult Cummings LLP (contained in Exhibit 5.1)†

23.2	Consent of KPMG LLP

24.1	Power of attorney (included on signature page)†

†	Previously filed.